Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/24/12	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S MOMENTUM DELIVERS ANOTHER YEAR OF STRONG RESULTS FOR 2011

OAK BROOK, IL — McDonald’s Corporation today announced strong results for the fourth quarter and year ended December 31, 2011, fueled by broad-based growth across all areas of the world. The Company posted higher revenues, operating income and earnings per share compared with the prior year.

“During 2011, McDonald’s continued momentum drove higher profitability and market share gains as we fortified our leadership position around the world,” said McDonald’s Chief Executive Officer Jim Skinner. “The ongoing strength of McDonald’s results is rooted in our Plan to Win with a relentless focus on what matters most to our customers. We are enhancing the customer experience – from our menu and service to our value and convenience – while giving more people more reasons to visit McDonald’s more often.”

Full year 2011 highlights included:

•	Global comparable sales increased 5.6%, with positive comparable sales across all geographic segments for every quarter

•	Consolidated revenues up 12% (8% in constant currencies) to a record-high of $27 billion

•	Combined operating margin increase of 60 basis points to 31.6%

•	Consolidated operating income increase of 14% (10% in constant currencies) with the U.S. up 6%, Europe up 15% (10% in constant currencies) and APMEA up 27% (17% in constant currencies)

•	Diluted earnings per share of $5.27, up 15% (11% in constant currencies)

•	Returned $6.0 billion to shareholders through share repurchases and dividends

Fourth Quarter highlights included:

•	Global comparable sales increased 7.5%, with the U.S. up 7.1%, Europe up 7.3% and Asia/Pacific, Middle East and Africa up 6.9%

•	Consolidated revenues increased 10% (10% in constant currencies)

•	Consolidated operating income increase of 14% (14% in constant currencies) with the U.S. up 15%, Europe up 10% (12% in constant currencies) and APMEA up 22% (19% in constant currencies)

•	Diluted earnings per share of $1.33, up 15% (15% in constant currencies)

McDonald’s U.S. delivered strong results for the fourth quarter and year, including the segment’s highest annual comparable sales performance since 2006. Throughout 2011, the U.S. reinforced the Company’s dedication to everyday value, showcased core and new product offerings, increased convenience and further upgraded McDonald’s restaurant portfolio with fresh, modern designs that enhance brand relevance.

Europe generated strong comparable sales results and market share gains for the quarter and year in the face of ongoing economic uncertainty. France, the U.K., Russia and Germany led the segment’s operating income growth for both periods. Emphasis on unique promotional food events, fourth-tier menu development and restaurant reimaging continued to provide an appealing customer experience and contributed to the segment’s performance.

Asia/Pacific, Middle East and Africa posted strong comparable sales for the quarter and year and delivered double-digit operating income growth for both periods, led by stronger results in many markets. Results across the segment were driven by robust value platforms, brand differentiating conveniences and locally-relevant menu options.

Jim Skinner continued, “As we begin 2012, we are intensifying our efforts toward the global priorities that represent our greatest opportunities under the Plan to Win – optimizing and evolving our menu, modernizing the customer experience and broadening accessibility to our Brand. In 2012, we plan to invest about $2.9 billion of capital – roughly half dedicated to opening more than 1,300 new McDonald’s restaurants and the other half allocated to investing in our existing locations, including the reimaging of over 2,400 restaurants. I am confident that the investments we are making today will yield long-term value for our shareholders.”

Jim Skinner concluded, “I am pleased with McDonald’s 2011 results, which were achieved through the dedication of our Owner/Operators, suppliers and employees who provide an exceptional restaurant experience to the nearly 68 million customers we serve every day. McDonald’s begins 2012 with nearly nine years of positive momentum, a business model that delivers across a variety of market and economic conditions and global January sales that are expected to remain strong at 5.5% to 6.5%.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

	Translation	Translation	Translation	Translation	Translation	Translation	Translation	Translation
	Quarters Ended December 31,				Years Ended December 31,
	2011	2010	% Inc	% Inc Excluding Currency Translation	2011	2010	% Inc	% Inc Excluding Currency Translation

Revenues	$6,822.7	$6,214.1	10	10	$27,006.0	$24,074.6	12	8
Operating income	2,120.0	1,857.2	14	14	8,529.7	7,473.1	14	10
Net income	1,376.6	1,242.3	11	11	5,503.1	4,946.3	11	7
Earnings per share-diluted*	1.33	1.16	15	15	5.27	4.58	15	11

*	Foreign currency translation had no impact on 2011 diluted earnings per share for the quarter and a positive impact of $0.19 per share for the year.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

RELATED COMMUNICATIONS

This press release should be read in conjunction with Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter and full-year ended December 31, 2011.

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 9:00 a.m. Central Time on January 24, 2012. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

The Company plans to release January 2012 sales information on February 8, 2012.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	$4,587.20	$4,587.20	$4,587.20	$4,587.20

Dollars and shares in millions, except per share data			Inc / (Dec)

Quarters Ended December 31,	2011	2010	$	%
Revenues
Sales by Company-operated restaurants	$4,587.2	$4,170.2	417.0	10
Revenues from franchised restaurants	2,235.5	2,043.9	191.6	9

TOTAL REVENUES	6,822.7	6,214.1	608.6	10

Operating costs and expenses
Company-operated restaurant expenses	3,731.1	3,379.8	351.3	10
Franchised restaurants-occupancy expenses	378.0	359.8	18.2	5
Selling, general & administrative expenses	661.2	665.8	(4.6)	(1)
Impairment and other charges (credits), net	0.3	(12.1)	12.4	n/m
Other operating (income) expense, net	(67.9)	(36.4)	(31.5)	(87)
Total operating costs and expenses	4,702.7	4,356.9	345.8	8

OPERATING INCOME	2,120.0	1,857.2	262.8	14

Interest expense	126.9	117.0	9.9	8
Nonoperating (income) expense, net	9.4	6.6	2.8	46

Income before provision for income taxes	1,983.7	1,733.6	250.1	14
Provision for income taxes	607.1	491.3	115.8	24

NET INCOME	$1,376.6	$1,242.3	134.3	11

EARNINGS PER SHARE-DILUTED	$1.33	$1.16	0.17	15

Weighted average shares outstanding-diluted	1,034.7	1,068.8	(34.1)	(3)

n/m Not meaningful

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

	$18,292.80	$18,292.80	$18,292.80	$18,292.80

Dollars and shares in millions, except per share data			Inc / (Dec)

Years Ended December 31,	2011	2010	$	%
Revenues
Sales by Company-operated restaurants	$18,292.8	$16,233.3	2,059.5	13
Revenues from franchised restaurants	8,713.2	7,841.3	871.9	11

TOTAL REVENUES	27,006.0	24,074.6	2,931.4	12

Operating costs and expenses
Company-operated restaurant expenses	14,837.9	13,059.5	1,778.4	14
Franchised restaurants-occupancy expenses	1,481.5	1,377.8	103.7	8
Selling, general & administrative expenses	2,393.7	2,333.3	60.4	3
Impairment and other charges (credits), net	(3.9)	29.1	(33.0)	n/m
Other operating (income) expense, net	(232.9)	(198.2)	(34.7)	(18)
Total operating costs and expenses	18,476.3	16,601.5	1,874.8	11

OPERATING INCOME	8,529.7	7,473.1	1,056.6	14

Interest expense	492.8	450.9	41.9	9
Nonoperating (income) expense, net	24.7	21.9	2.8	13

Income before provision for income taxes	8,012.2	7,000.3	1,011.9	14
Provision for income taxes	2,509.1	2,054.0	455.1	22

NET INCOME	$5,503.1	$4,946.3	556.8	11

EARNINGS PER SHARE-DILUTED	$5.27	$4.58	0.69	15

Weighted average shares outstanding-diluted	1,044.9	1,080.3	(35.4)	(3)

n/m Not meaningful